AS  FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION ON MARCH 8, 2000
                                               REGISTRATION NO. 333-____________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                        P.D.C. INNOVATIVE INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)



             NEVADA                                           65-0789306
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                            Identification No.)





                   3701 NW 126TH AVE., Corporate Park, Bay 5,
                          Coral Springs Florida 33065
          (Address of Principal Executive Offices, Including Zip Code)

                              Consulting Agreement
                            (Full Title of the Plan)
                              ____________________

                                  Dave Sowers
                   3701 NW 126TH AVE., Corporate Park, Bay 5,
                          Coral Springs Florida 33065
                                 (954) 341-0092
           (Name, Address, and Telephone Number of Agent for Service)


                         CALCULATION OF REGISTRATION FEE





Title of Securities  Amount to be  Proposed Maximum            Proposed Maximum           Amount of
to be Registered     Registered    Offering Price per Share    Aggregate Offering Price   Registration Fee


Common Stock,
par value $0.001        2,465,000         $ 0.27 (1)                 $665,550               $175.71


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing market price on March 7, 2000.


                                EXPLANATORY NOTE

P.D.C. Innovative Industries, Inc., ("PDCI") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, $.001 par value per share, issued to certain selling shareholders.

Under cover of this Form S-8 is a Reoffer Prospectus PDCI prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 2,465,000 shares of common stock acquired by the selling shareholders.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

PDCI  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). PDCI does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                              REOFFER  PROSPECTUS

                     P.D.C.  INNOVATIVE  INDUSTRIES,  INC.
                 3701  NW  126TH  AVE.,  CORPORATE  PARK,  BAY  5
                         CORAL  SPRINGS,  FLORIDA  33065
                               (954)  341-0092

                     2,465,000  SHARES  OF  COMMON  STOCK


The shares of common stock, $0.001 par value per share, of P.D.C. Innovative Industries, Inc. ("PDCI"or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to a Consulting Agreement for consulting services that the Selling Shareholders provided to PDCI.

The sales may occur in transactions on the NASD Over-The-Counter market at prevailing market prices or in negotiated transactions. PDCI will not receive proceeds from any of the sale the Shares. PDCI is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

PDCI's common stock is currently traded on the NASD Over-the-Counter Bulletin Board under the symbol "PDCI."

                            ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 12.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

                                  March 8, 2000

                                TABLE OF CONTENTS


            Where  You  Can  Find  More  Information           4
            Incorporated  Documents                            4
            The  Company                                       5
            Risk  Factors                                     12
            Use  of  Proceeds                                 14
            Selling  Shareholders                             14
            Plan  of  Distribution                            14
            Legal  Matters                                    16
            Experts                                           16
                            ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

                   WHERE  YOU  CAN  FIND  MORE  INFORMATION

PDCI is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows PDCI to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

PDCI's Report on Form 8-K, dated March 6, 2000 is incorporated herein by reference. PDCI also incorporates herein by reference the Form 10-SB filed by MAS Acquisition XIV Corp., the Company's predecessor, filed on August 27, 1999. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Offer at PDCI at PDCI's executive offices, located at 3701 NW 126th Ave., Corporate Park, Bay 5, Coral Springs, FL 33065. PDCI's telephone number is (954) 341-0092.


                                 THE  COMPANY
BUSINESS

This Reoffer Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Reoffer Prospectus.

SUMMARY

     P.D.C. Innovative Industries, Inc., ("PDC" or the "Company") was originally incorporated in Nevada on September 7, 1994. We became a public company as a result of a merger with an already existing public company. Our primary business consists of the research, development, manufacture and/or distribution of innovative products for the construction and healthcare industries, as well as for household and general consumption.

     Our current products consist of: the Hypo-Sterile 2000, a device for sterilization of intrusive medical instruments; TriLevel, a series of innovative levels for construction workers; Perfect Seal, an innovative heat/cool air conserving door seal; Flush Mizer, a water saving valve for toilet tanks; and the Mulching Blade, a high-efficiency blade for lawn-mowers. Our primary markets consist of wholesalers in their respective industries. Additionally, over the past several years, our founder has secured or applied for patents for several inventions that are expected to form the basis of up to twelve innovative products to be added to the Company's product line. However, unforseen technical or market related problems may be encountered and therefore, there can be no assurances that we will be able to develop such products in the future.

HYPO-STERILE 2000: The Hypo-Sterile 2000 is a device used to dispose of contaminated hypodermic syringes and other intrusive medical instruments at the site of use. The device reduces, in an enclosed environment, the entire instrument to small, sterile particles which can be disposed of as conventional trash. This approach significantly reduces physical hazards to nurses or phlebotomists after injections or draws, reduces bacterial growth within and around of collection boxes and aerolization of infectious agents, limits risks of injury or infection to waste-handling personnel, cuts costs of disposal, including collection, handling, paperwork and specialized transport as well as limits potential cross-contamination with the hospital, office and environment due to handling and moving of contaminated waste. We plan to target hospitals and larger health clinics, where higher volume usage justifies a dedicated machine at each usage point. We also plan to have two additional designs that would be available for the smaller medical offices as well as a larger batchmode version. The latter would be used where intermediate collection boxes are still required. The unit would "digest" an entire collection box, including the instruments contained therein. Our managment believes that introduction of its Hypo-Sterile 2000 line of products will present a substantial growth opportunity for the Company. Although aware of safety protocols when dealing with contagious infectious illnesses, medical personnel are still subjected to thousands of penetrations with intrusive instruments each year with serious consequences of dealing with life-threatening conditions for them and the large cost of ongoing treatment and testing for the facility of employment. Despite stringent regulations by OSHA, JCAHO and others, the problems persists mainly because used contaminants are not destroyed or sterilized, but merely covered and stored, leaving the physical and biological hazards undiminished during storage, collection and transport to a licensed incinerator, usually off site. The HypoSterile 2000 line of products effectively destroys both the injury and biological hazards at the site of use.

However, our management also considers the medical sterilization sector to be the most challenging sector within our product line. Both the production and the sterilization of surgical products require significant resources and must meet exacting FDA standards. Our founder, Chairman and CEO, Mr. Dave Sowers, gained experience in launching of a new competitive product line during his three-year tenure at BSD Enterprises, Inc. However, the sterilization products sector is highly competitive and is presently dominated by Baxter International, Johnson & Johnson, Kimberly-Clark and other large suppliers. We hope to develop a niche market within the sterilization product industry through our ability to "customize" products to fit customers' special needs. We believe that as a direct manufacturer, the Company is well suited to develop this specialized marketing approach which is generally more difficult for larger manufacturers.

THE TRILEVEL FAMILY: All of our TriLevel products are computer milled from Aircraft Grade anodized aluminum (Grade: 6061). Using a sophisticated C & C milling center, TriLevel products are machined to zero tolerance and undergo rigorous quality control and assurance testing throughout the manufacturing and assembly process. All TriLevel products come with a Limited Lifetime Guarantee against manufacturing defects, corrosion, pitting and warping. The state-of-the-art design of TriLevel leveling products is the result of more than 3 years' intensive research and development. TriLevel currently offers five zero-tolerance leveling products which are available in various sizes with unique features and benefits.

     The Pocket Pitch Dial Level (Patent Pending) has adjustable center level dial and bulb. It is of 4" fixed length, 6 ounces weight, can be custom engraved, available in a selection of colors with optional carrying pouch. This pocket-sized, belt-attachable level offers the convenience of an integrated 360 degree rotating center level bulb & dial for use in limited space areas. Due to this level's patent pending design, our management believes that this level's zero-tolerance angle measurement (0-45 degrees) is more precise than any competitive mechanical level currently marketed. In addition to standard level applications for horizontal and vertical calibration, adjustment and leveling, the Pocket Pitch Level is specifically designed to be uniquely valuable in all situations where zero tolerance precision in variable degree leveling is required, including roof pitch, plumbing pitch and other non-standard, variable pitch angle measurement.

     The Pocket Level (Patent Pending) has a fixed center level bulb, 4" fixed length, 3 ounces weight, can be custom engraved and is available in selection of colors with optional carrying pouch. Similar to the Pocket Pitch Level, this level is also designed for easy transport and use in cramped, limited space areas. Due to this level's patent pending design this level's zero-tolerance angle measurement is more precise than any competitive mechanical level currently marketed. This level is designed to be used in all situations where horizontal leveling is desirable, including carpentry, glass work, cabinetry, plumbing and framing applications where exact horizontal adjustment or measurement is required,

     The 18" Dial Level (Patent Pending) has adjustable center level dial and bulb, 18" collapsed length (extends to 24" arid .30"), 40 ounces of weight, can be custom engraved, marketed in selection of colors and has available optional carrying pouch. This level offers the convenience of an integrated 360 degrees variable pitch (variable angle) rotating center level bulb and dial. The 18" Dial Level adjusts to work area and takes place of three separate conventional levels (18", 24" and 30" when fully extended). Due to this level's patent pending design this level's zero-tolerance angle is more precise than any competitive mechanical level currently marketed. In addition to standard level applications for horizontal and vertical calibration, adjustment and leveling, the 18" Dial Level can be expanded to fit the work area and is specifically designed to be uniquely valuable in all situations where zero tolerance precision in variable degree leveling (0-45 degrees) is required, including roof pitch, plumbing pitch and other non-standard variable pitch angle measurements.

     The 18" Standard Level (Patent Pending) has a fixed center level dial and bulb, 18" collapsed length (extends to 24" and 30"), 26 ounces weight, can be custom engraved, is available in selection of colors with optional carrying pouch. Similar to the 18" Dial Level but without the variable angle rotating center level and bulb this zero-tolerance level also adjusts to the work area and takes place of three non-adjustable separate levels (18", 24" and 30" when fully extended). Due to this level's patent pending design, our management believes that this level's zero-tolerance angle measurement is more precise than any competitive mechanical level currently marketed. In all situations where zero tolerance precision is required for standard (non-variable) horizontal and vertical calibration, adjustment and leveling, including flexible workspace applications in carpentry, glass work, cabinetry, plumbing, framing and other construction jobs, the 18" Standard Level is specifcally designed to be uniquely valuable.

     The Squaring Level is similar in appearance to a traditional framing square. However this Squaring Level's 90 degree arms extend to 12" and can be extended to 12"x18" and 18"x18" squaring levels on both ends, 45 degree squaring level at arm joint. This level is weighs 32 ounces, can be custom engraved and is available in selection of colors. In addition to providing zero tolerance 90 and 45 degree framing guidance, the Squaring Level can be used to provide absolutely precise horizontal or vertical leveling with what our management believes, is a greater degree of precision than any competitive mechanical level currently marketed. The Squaring Level is specifically designed to be uniquely valuable in any situation where zero tolerance 45 or 90 degree framing or horizontal and vertical calibration, adjustment and leveling is desirable. Applications include finished carpentry, glass and mirror work, cabinetry, standard framing and other exacting construction jobs.

PERFECT SEAL: Perfect Seal is a seal which can be added to doors in any home or office. It is not a door sweep, but rather a seal which does not touch the flooring of the room until the door is closed tightly creating a perfect airtight closing that keeps out insects, noise, cold or hot air. It is made with a tongue and grove which makes it airtight. When the door equipped with the Perfect Seal is closed, the seal comes down and the rubber adjoins the floor. When the door is opened, the seal draws back up thus avoiding any friction with or rubbing of the floor. Perfect Seal is made of Anodized Aluminum. It comes in four different colors and is available in different lengths of 28", 32", 34" and 36".

FLOW MIZER: The Flow Mizer is designed to address the problem of water conservation acute in many part of the United States and abroad. Flush Mizer is a double flapper valve which universally fits most toilet tanks and saves approximately 30% of tank water per flush of liquid waste. Since flushing liquid waste accounts for major part of the usage of toilet facilities, the Flush Mizer is designed in such a way that an up-motion of the handle provides for water-saving liquid waste flush while a down-flush motion of the handle provides for solid waste flush, maintaining full flush.

MULCHING BLADE: The Mulching Blade is a product suitable for application with both residential and commercial makes and models of lawn mowers. The Mulching Blade is designed to basically disintegrate anything it comes in contact with, such as twigs, branches, fruit, palm fronds, leaves, etc. This mulching leads to the benefits of fertilizing the lawn and eliminating raking. The Mulching Blades technology is very unique compared to conventional blades. The Mulching Blade is 21" and has 12" of lifting surface to hold the grass inside and turn it into fodder.

     In addition to the products it manufactures directly, to a lesser extent, we will also act as a distributor of related products manufactured by others. These products will be sold as an ancillary part of our product line to provide our customers with a more complete selection of items.

SALES  AND  MARKETING.

     The primary markets for our Sterile Pro 2000 products are in the health-care sector, divided essentially into three broad categories- (i) hospitals; (ii) "alternative site" facilities (including surgical centers, nursing homes, and elderly care facilities and clinics); and (iii) small medical offices. Primary customer categories would be the single end-user, purchasing associations or consortiums of various kinds - a dominant feature in the hospital sector - and various federal, state and local goverment bodies (the majority of whose purchases are open to competitive bidding). The primary channels of distribution include medical supply distributors, dealers who specialize in the medical and hospital markets and firms purchasing our products for resale under "private label" arrangements for other suppliers and retailers. Primary sales and marketing techniques or strategies include direct mailings, trade publication advertising, attendance at various industry trade shows, bidding for government contracts when appropriate and direct solicitation of prospective customers.

     The primary markets for our TirLevel, and Perfect Seal products are wholesalers to construction and home-remodeling customers such as Home Depot, Ace Hardware and smaller chain stores and individual wholesalers. Primary customer categories would be the single end-user construction and home remodeling companies as well as individuals. Primary sales and marketing techniques will include direct sales visits, mailings and attendance at various trade shows.

     The primary markets for our Flush Mizer and Mulching Blade products will be manufacturers of respective appliances and machines. Primary sales and marketing techniques or strategies include direct mailings, trade publication advertising, attendance at various industry trade shows, bidding for direct contracts with manufacturers when appropriate and direct solicitation of prospective wholesale customers.

EMPLOYEES

     At present, we employ a total of 10 employees. As we expand, we will require additional personnel, both skilled and unskilled. Although we believe that the personnel we will require are readily available at reasonable salary rates, no assurance can be given that we will be able to attract the type and quantity of employees our operations will require, further, even if such personnel are available, no assurance can be given that they can be hired on terms favorable to us.

PRODUCTION  FACILITIES.

     We have entered into a business lease agreement with L.A.W. Properties - Coral Springs LLC for office, lab and manufacturing space of approximately
11,000 square feet at 3701 NW 126th Avenue, Corporate Park, Bay 5, Coral Springs, FL. We have committed to a two-year lease with a base rent of $5,300 per month with a cost of living adjustment over the term of the lease. Consequently, we have committed to a minimum of $127,200 over the two-year period under this lease.

GOVERNMENT  REGULATION.

     Some of the products we market are subject to regulation as medical devices by the Food And Drug Administration (the "FDA"), which has comprehensive authority to regulate the development, production, distribution and promotion of medical devices. The states and foreign countries where our products are sold may also impose additional regulatory requirements.

     Pursuant to the federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, a medical device is ultimately classified by the FDA as either a Class I, Class II or Class III device. Class I devices are subject to general controls which are applicable to all devices. Such controls include regulations regarding FDA inspection of facilities, "Good Manufacturing Practices," labeling, maintenance of records and filings with the FDA. Class II devices must meet general performance standards established by the FDA before they can be marketed and must adhere to such standards once on the market. Class III devices require individual pre-market approval by the FDA before they can be marketed, which can involve extensive tests to prove safety and efcacy of the device.
Each manufacturer of medical devices is required to register with the FDA and also to file a "510(k) Notification" (the "Notification") before initially marketing a new device intended for human use. The manufacturer may not market such new device until 90 days following the filing of such Notification unless the FDA permits an early marketing date. The FDA, prior to the expiration of the 90-day period, may notify the manufacturer that it objects to the marketing of the proposed device and thereby may delay or preclude the manufacturer's ability to market that device. The FDA may also require further data from, or testing by, the manufacturer.

     The FDA permits the marketing of some medical devices, subject to the general controls under the Act, if the devices are "substantially equivalent" to devices marketed in interstate commerce before May 28, 1976 (the effective date of the Medical Device Amendment to the Act).

     Our proposed sterilization products may fall within the Class III category, in which case we would have to file a Pre-market Approval Application. Such application must be accompanied by extensive literature references and preclinical and clinical testing data. The FDA normally has 180 days to review a Pre-market Approval Application, during which time an independent advisory committee evaluates the Application and provide recommendations to the FDA. While the FDA has often responded to such Applications within the allotted time, there are many instance where the reviews have been more protracted, and a. number of devices have never been cleared for marketing.

     Any products we distribute pursuant to the above authorizations are subject to pervasive and continuing regulation by the FDA. All phases of the manufacturing and distribution process are governed by FDA regulation and each supplier of products to the Company must also have FDA approved products. Products must be produced in registered establishments and be manufactured inn accordance with "Good Manufacturing Practices." All such devices must be listed periodically with the FDA as well. Labeling and promotional activities are subject to scrutiny by the FDA and in certain instances by the Federal Trade Commission. The export of devices is also regulated in certain instances.

     The Mandatory Device Reporting ("MDR") regulation obligates us to provide information to the FDA on injuries alleged to have been associated with the use of a product or certain product failures which could cause injury. If due to FDA inspections, MDR reports or other information, the FDA believes that we are not in compliance with the law, the FDA can institute proceedings to detain or seize products, enjoin future violations, or asses civil and/or criminal penalties against us, our officers or employees. Any such action could disrupt our operations for an undetermined time.

     As discussed above, in January 1992, OSHA issued comprehensive new federal regulations aimed at establishing new protective standards to minimize occupational exposure to various blood borne pathogens such Hepatitis and the HIV virus associated with AIDS. OSHA determined, after a four year study of the need for such regulations, that employees face a signifcant health risk as the result of occupational exposure to blood and other potentially infectious materials and concluded that this exposure can be minimized or eliminated using a combination of work practice controls, personal protective clothing and equipment, training and medical surveillance. Furthermore, there are 23 states with their own OSHA-approved occupational safety and health plans which must now adopt a comparable standard within six months or amend their existing standard if it not at least as effective as the federal standard. These new regulations are primarily aimed at the healthcare industry where, based upon published OSHA findings, between 2 and 2.5 Million workers are presently at risk of infection.

     From our point of view, these new regulations, which make mandatory in the healthcare industry the use of sterilization equipment of nature comparable to the products we manufacture, are expected to have materially favorable impact upon our sales during the foreseeable future. Although no assurances can be given, based upon sales of the new OSHA mandated products, our management believes that we will continue to be a beneficiary of the increase in demand for products of this type for the foreseeable future.

INSURANCE

     Due to the decrease in the number of insurance carriers willing to provide product liability insurance especially in the healthcare industry, product liability insurance availability has been significantly reduced and premiums have increased dramatically over recent years. At present, we maintain no product liability insurance. Although we intend to obtain such insurance coverage, there can be no assurance that we will be able to obtain insurance at reasonable premiums that it can afford in the future. The inability to obtain such insurance could have a materially adverse effect upon our business, financial condition and future prospects. To date we have not been the subject of any product liability claims.

LEGAL  PROCEEDINGS

     We know of no substantial litigation pending, threatened or contemplated, or unsatisfied judgments against us, or any substantial proceedings in which we are a defendant. We also know of no legal action pending or threatened or judgments entered against any of our officers or directors in their capacity as such.

                                  RISK FACTORS

PRESENT OPERATIONS AT LOSS. We had gross sales of $5,165.00 during the fiscal year ended December 31, 1998, and no revenues for the fiscal year ended December 31, 1999, with net income (loss) of ($573,376.00) in fiscal 1998 as compared to net income (loss) of ($424,987) in fiscal 1999. Essentially, we currently operates at loss. There is no assurance, therefore, that we will be able to generate profits in the future.

LIMITED PRODUCT LINE. Our product line is concentrated in the areas of sterilization devices for the healthcare industry, level devices for construction industry as well as special blades for lawnmowers, door seals and water-saving valves for toilet tanks. Our product lines are vulnerable to adverse developments affecting our product lines which could reduce the present demand or significantly increase our cost thereby reducing profitability. Furthermore, our line is too diversified leading to the risk of increased cost of marketing a number of items to different non-related consumer segments.

POTENTIAL IMPACT OF RISING COST OF RAW MATERIALS AND LABOR. The cost of raw materials from which our products are manufactured is subject to abrupt arid significant change. In recent years the price of such material has generally been increasing. Significant further increases in the cost of such materials could dramatically increase the pricing of our products and adversely affect future revenues and profitability of such products. Should mass production of current and new lines of products may require outsourcing to foreign manufacturers under the assumption that foreign labor may be less expensive. However, such outsourcing may lead to the risk of rising of cost of the products in case of unforeseen surges of costs of labor on respective foreign markets.

POTENTIAL ADVERSE IMPACT OF ENVIRONMENTAL CONCERNS UPON THE FUTURE MARKETABILITY OF SOME OF THE COMPANY'S PRODUCTS. At present, some of our present line of products related to healthcare industry are manufactured with the use of materials that are comprised of non-biodegradable plastic fibers. In recent years, concern has grown over the effects of such products on the environment due to the country's growing solid waste disposal "crisis," the declining landfill capacity in major metropolitan areas able to handle such products and the much publicized hazards of "medical wastes." Although the degree to which such products are responsible for the country's waste disposal related problems is the subject of serious debate at the present time, should it become the consensus that the cost and problems of disposal of such products outweighs their benefits, such a development could have a materially adverse impact upon our results of operations.

POTENTIAL IMPACT OF FDA AND GOVERNMENTAL REGULATION ON NEW PRODUCT DEVELOPMENT FOR THE HEALTH CARE INDUSTRY. Some of our products may be regulated as medical devices by the federal Food and Drug Administration (the "FDA") pursuant to the federal Food, Drug and Cosmetic Act (the "Cosmetic Act") and are or may be subject to regulation by other federal and state governmental agencies. The FDA has comprehensive authority to regulate the development, production, distribution and promotion of medical devices. Furthermore, certain states impose additional requirements on the distribution of medical devices. The cost of complying with present and future regulations may be significant. In addition, the regulatory approval process and attendant costs may delay or prevent the marketing of products developed by the Company in the future. The Mandatory Device Reporting ("MDR") regulation obligates us to provide information to the FDA on injuries alleged to have been associated with the use of a product or certain product failures which could cause injury. If the FDA believes that we are not in compliance with the law, it can institute proceedings to detain or seize products, enjoin future violations, or asses civil and/or criminal penalties against the Company or its officers or employees. Any such action by the FDA could result in a disruption of our operations for an undetermined time.

COMPETITION. The industries to which we plan to introduce our current and future lines of products, such as for example, hospital supply and medical products business are intensely competitive ones. At present, we estimate that there are over 50 companies whose products compete with the Company's. Many of our competitors have far greater financial resources, larger staff's, and more established market recognition in both the domestic and international markets than the Company.

POTENTIAL  IMPACT  OF  COST  CONTAINMENT  POLICIES  AND  VOLUME  BUYING  THROUGH
PURCHASING CONSORTIUMS IN THE HEALTHCARE INDUSTRY. The healthcare market accounts for most of the demand for Sterile pro, one of the major items on our current product line, with hospitals accounting .for approximately two-thirds of the demand for such product. The health care industry has been typified in recent years by strict cost containment measures imposed by federal and state governments, private insurers and other "third party" payors of medical costs. In response to these pressures, virtually all segments of the health care market have become extremely cost sensitive and in many cases hospitals and other health care providers have become affiliated with purchasing consortiums who are charged with obtaining large quantities of needed products at the lowest possible cost. These factors in combination have had an adverse impact upon smaller suppliers and manufacturers, such as the Company, who either are unable to supply the large quantities sought by these purchasing consortiums or who are unable to respond to the need for lower product pricing. We believe that we will be able to meet the demand for large quantity orders. Further, our management believes that the dramatic increased demand for safety oriented products, such as Sterile Pro, will also serve to offset these factors. However, there can be no assurance that we will be able to overcome the negative impact of these conditions in the health care marketplace.

PRODUCT LIABILITY COSTS AND POSSIBILE UNAVAILABILITY OF INSURANCE. Providers of medical-related products to hospitals and other health care institutions may encounter liability for damages to patients in the event that their products prove to be defective. Certain of our products will be utilized in medical and surgical procedures where we could be subject to claims for such injuries resulting from the use of its products. At this time we maintain no product liability insurance coverage which our management believes is adequate at this stage of development of the respective product line. However, as a result of the continuing changes in insurance coverage and premiums, no assurance can be given that we will be able to maintain product liability insurance at a reasonable cost or that such insurance will be available to us in the future.

RELIANCE UPON MANAGMENT. We are principally dependent upon the personal efforts and abilities of Dave Sowers, Sandra Sowers, and Leroy Sowers, our present operating officers. The loss of any of these individuals could have a materially adverse effect upon our ability to successfully carry out our business. If we were to lose the services of any of our key personnel before a qualified replacement could be found, our business could be adversely affected, Additionally, as we expand our present operations, we will require the services of additional skilled personnel. There can be no assurance that we can attract persons with the requisite skills and training to meet future needs.

PENNY STOCK REFORM ACT. .In October 1990, Congress enacted the "Penny Stock Reform Act of 1990" (the "'90 Act'') to counter fraudulent practices common in penny stock transactions. Rule 3a51-1 of the Exchange Act defines a "penny stock" as an equity security that is not, among other things: a) a reported security (i.e., listed on certain national securities exchanges); b) a security registered or approved for registration and traded on a national securities exchange that meets certain guidelines, where the trade is effected through the facilities of that national exchange; c) a security listed on the NASDAQ National Market System; d) a security of an issuer that meets certain minimum certified financial requirements ("net tangible assets" in excess of $2,000,000 (if the issuer has been continuously operating for more than three years) or $5,000,000 (if the issuer has been continuously operating for less than three years), or "average revenue" of at least $6,000,000 for the last three years); or e) a security with a price of at least $5.00 per share for the transaction in question or that has a bid quotation (as defined in the Rule) of at least $5.00 per share. Under Rule 3a51-1, our Common Stock falls within the definition of a "Penny stock." Pursuant to the 90 Act, brokers and/or dealers, prior to effecting a transaction in a penny stock, are required to provide investors with written disclosure documents containing information concerning various aspects of the market for penny stocks as well as specific information about the penny stock and the transaction involving tire purchase and sale of that stock (e.g., price quotes and broker/dealer and associated person compensation). Subsequent to the transaction, the broker is required to deliver monthly or quarterly statements containing specific information about the penny stock. Because our Common Stock is at this time a penny stock, the above discussed added disclosure requirements may negatively affect the ability of investors in our stock to sell their securities in the secondary market, if any.



                               USE  OF  PROCEEDS

PDCI will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with PDCI for consulting services they provided to PDCI. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of February 17, 2000, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.





                   NUMBER OF      NUMBER OF       % OF SHARES
                   SHARES         SHARES         NUMBER OF     OWNED BY
SELLING            OWNED          REGISTERED BY  SHARES OWNED  SHAREHOLDER
SHAREHOLDERS       BEFORE SALE    PROSPECTUS     AFTER SALE    AFTER SALE
-----------------  -------------  -------------  ------------  ------------

M. Richard Cutler     1,552,750(1)    1,252,750       300,000         1.89%
-----------------  -------------  -------------  ------------  ------------

Brian A. Lebrecht       409,750         273,000       205,000         1.29%
-----------------  -------------  -------------  ------------  ------------

Vi Bui                  358,500         204,750       153,750         0.97%
-----------------  -------------  -------------  ------------  ------------

James Stubler           160,000          85,000        75,000         0.47%
-----------------  -------------  -------------  ------------  ------------

Samuel Eisenberg        765,000         615,500       150,000         0.95%
-----------------  -------------  -------------  ------------  ------------

Gary Wykidal             25,000          25,500             0         0.00%
-----------------  -------------  -------------  ------------  ------------




(1) Of such shares, 300,000 are held by MRC Legal Services, LLC. M. Richard Cutler is the beneficial owner of MRC Legal Services, LLC.

                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by the NASD, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering other than the legal fees incurred in connection with the preparation of this registration statement and will not receive any proceeds from sales of any Shares by the Selling Shareholders.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Law Offices of Gary C. Wykidal and Associates.


                                     EXPERTS

The balance sheets as of December 31, 1998 and 1999 and the statements of operations, shareholders' equity and cash flows for the years then ended of PDCI have been incorporated by reference in this Registration Statement in reliance on the report of Franklin & Nicholis, CPAs, LLC, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART  II

             INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i)     Registrant's  Form  8-K for an event on March 2, 2000, filed on March 6,
2000.

(ii) Registrant's Form 10-SB (in the name of MAS Acquisition XIV Corp., the Company's predecssor) filed on August 27, 1999.

(iii) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Law Offices of Gary C. Wykidal and Associates. Gary Wykidal owns 25,000 shares of Common Stock which is being registered by this registration statement.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

     The Shares were issued for advisory and legal services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS

*3.1     Articles  of  Incorporation
*3.2     Articles  of  Amendment
*3.3     Bylaws
 5       Opinion  of  the  Law  Offices  of  Gary  C.  Wykidal and Associates
 10.1    Consulting  Agreement  dated  March  2,  2000.
 23.1    Consent  of  Franklin  &  Nicholls,  CPAs, LLC, independent public accountants.
________________________
*  Incorporated  by  reference  to  PDCI's  Form  8-K,  filed  on March 6, 2000.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Springs, State of Florida, on March 8, 2000.



P.D.C.  INNOVATIVE  INDUSTRIES,  INC.


/s/ Dave Sowers
By:     Dave  Sowers
Its:    Chief  Executive  Officer
        and  Chairman  of  the  Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




/s/ Sandra Sowers              President,  Secretary,  Treasurer,  and  Director
Sandra  Sowers


/s/ Leroy Sowers               Vice  President
Leroy  Sowers



/s/ Harold Harris              Director
Harold  Harris